Exhibit 5.1
29 November 2007

China Nepstar Chain Drugstore Ltd.	DIRECT LINE:	(852) 28429531
6th Floor, Tower B, Xinnengyuan Building	E-MAIL:	anna.chong@conyersdillandpearman.com
Nanyou Road, Nanshan District, Shenzhen	OUR REF:	AC#871598 / 253203
Guangdong Province 518054	YOUR REF:
People’s Republic of China
Dear Sirs,
China Nepstar Chain Drugstore Ltd. (the “Company”)
We have acted as special Cayman legal counsel to the Company in connection with:
(i)	the China Nepstar Chain Drugstore Ltd. 2007 share incentive plan (the “2007 Plan”) pursuant to which 8,680,000 Ordinary Shares (the “2007 Reserved Shares”) have been reserved for issue; and

(ii)	the China Nepstar Chain Drugstore Ltd. amended and restated Pre-IPO share option scheme (the “Pre-IPO Plan”) pursuant to which 8,680,000 Ordinary Shares (the “Pre-IPO Reserved Shares”) have been reserved for issue.
For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:
(i)	the 2007 Plan; and

(ii)	the Pre-IPO Plan.
We have also reviewed the second amended and restated memorandum of association (the “MOA”) and the articles of association of the Company (the “Articles” and together with the MOA, the “Constitutional Documents”) adopted by the shareholders of the Company pursuant to written resolutions passed on 12 October, 2007, minutes of a meeting of the directors of the Company held on 30 June 2007 and written resolutions of the shareholders of the Company passed on 2 July 2007, approving the adoption of the 2007 Plan, undated written resolutions of the directors of the Company and written resolutions of the shareholders of the Company passed on 30 August 2005 approving the Pre-IPO Plan, (collectively, the “Resolutions”), a certificate of good standing issued by the Registry of Companies in respect of the Company dated 6 November 2007 and such other documents and made such enquiries as to questions of Cayman Islands law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; and (ii) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands and assume that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.
On the basis of and subject to the foregoing, we are of the opinion that:

(1)	The Company is duly incorporated and existing under the laws of the Cayman Islands.

(2)	The Pre-IPO Reserved Shares have been duly authorised and, when issued and paid for as contemplated by the Pre-IPO Plan, will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

(3)	The 2007 Reserved Shares have been duly authorised and, when issued and paid for as contemplated by the 2007 Plan, will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares)
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.
Yours faithfully,
/s/ Conyers Dill & Pearman
Conyers Dill & Pearman